Exhibit 99.1

Privileged & Confidential

180 Life Sciences Announces Closing of Private Offering of Approximately $156 Million of Convertible Notes

Company intends to use the net proceeds from this financing primarily to rapidly increase its ETH holdings

This milestone follows the announcement of the Company’s recently closed $425 million private placement

Palo Alto, Calif. – August 11, 2025 – 180 Life Sciences Corp. (Nasdaq: ATNF), (the “Company” or “ETHZilla”), today announced that it has sold approximately $156 million aggregate principal amount of senior secured convertible notes due 2028 (the “Convertible Notes”) in a private offering to an institutional investor on August 8, 2025.

The Company intends to use the net proceeds from the Convertible Note offering to purchase more ETH. The issuance of the Convertible Notes further expands the Company’s newly announced ETH treasury strategy. The Company plans to provide investors with regular updates in the near term on its Ethereum holdings to ensure maximum transparency.

McAndrew Rudisill, Executive Chairman commented, “The Convertible Note offering further strengthens our balance sheet and will be used to increase our ETH holdings.”

Prior to the six month anniversary of the issuance date, the Convertible Notes will not accrue interest. From and after the six month anniversary, the Convertible Notes will accrue at an interest rate of four percent (4%) per annum, as may be adjusted from time to time. The Convertible Notes will mature on the third anniversary of the issuance date, unless earlier repurchased, redeemed or converted in accordance with their terms. From and after the issuance date, the Convertible Notes will be convertible into shares of common stock at the option of the holder at an initial conversion price of $3.445 per share, which is subject to a one-time, downward only reset after the nine-month anniversary of the issuance date equal to the closing bid price of the Common Stock on the nine-month anniversary to the extent such price is less than the Conversion Price. Commencing on the six-month anniversary of the issuance date, the Company may require the holder to convert the Notes , subject to certain restrictions.

A combination of the proceeds from the previously announced PIPE offering and Convertible Notes were used to acquire more ETH, acquire certain yield bearing assets per the terms of the Convertible Notes, and to continue its current iGaming operations, as well as continuing to seek to monetize its legacy biotechnology intellectual property.

Advisors

Clear Street LLC acted as financial advisor and exclusive placement agent for the Convertible Notes offering. The Loev Law Firm, PC and Reed Smith LLP acted as legal advisors to the Company. Paul Hastings LLP acted as legal advisor to the placement agent.

About 180 Life Sciences (d/b/a ETHZilla)

The Company is an innovative biotechnology company that has been evolving its business towards software enabled gaming and entertainment. In addition to its existing biotech assets, 180 Life Sciences continues to maintain and accelerate the deployment and development of its gaming initiatives.

The Company plans to rebrand as ETHZilla Corporation. By integrating a pioneering ETH treasury strategy, the Company seeks to become a benchmark for onchain treasury management among public companies.

The Company will seek to focus a significant portion of its non-legacy operations on becoming an ETH accumulation vehicle built for the community, by the community. The Company is designing its treasury strategy with the goal of helping investors access exposure to the Ethereum network, a blockchain ecosystem. To facilitate this, the Company is in the process of adopting a treasury policy focused on Ether (ETH), the native digital asset of Ethereum. The Company also plans to pursue a differentiated yield generation program meant to outperform traditional ETH staking through its partnership with Electric Capital, the external asset manager for the Company. The Company is supported by an executive team and DeFi Council that unites capital markets experts, prominent Ethereum engineers, top-tier DeFi founders, infrastructure pioneers and other ecosystem heavyweights.

Forward Looking Statements

This press release contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected timing and benefits of the previously disclosed PIPE offering, Convertible Notes offering and related transactions, the expected timing and benefits of the Company’s rebranding plans, expectations regarding the capitalization, resources and ownership structure of the Company, expectations with respect to future performance, and growth of the Company; the ability of the Company to execute its plans, the Company’s plans to purchase ETH, the Company’s proposed digital asset treasury strategy, the digital assets to be held  by the Company, anticipated yield strategies, and future performance. Forward looking statements are subject to numerous risks and uncertainties, many of which are beyond the Company’s control, and actual results may differ materially. Applicable risks and uncertainties include, among others, the risk that the proposed transactions described herein may not be completed in a timely manner or at all; failure to realize the anticipated benefits of the PIPE and related transactions, including the proposed digital asset treasury strategy; changes in business, market, financial, political and regulatory conditions; risks relating to the Convertible Notes, including the Company’s ability to repay such notes, covenants associated therewith and dilution caused by the conversion thereof into common stock; risks relating to the Company’s operations and business, including the highly volatile nature of the price of Ether and other cryptocurrencies; the risk that the Company’s stock price may be highly correlated to the price of the digital assets that it holds; risks related to increased competition in the industries in which the Company does and will operate; risks relating to significant legal, commercial, regulatory and technical uncertainty regarding digital assets generally; risks relating to the treatment of crypto assets for U.S. and foreign tax purpose, expectations with respect to future performance, growth and anticipated acquisitions; potential litigation involving the Company or the validity or enforceability of the intellectual property of the Company; global economic conditions; geopolitical events and regulatory changes; access to additional financing, and the potential lack of such financing; and the Company’s ability to raise funding in the future and the terms of such funding, including dilution caused thereby, as well as those risks and uncertainties identified and those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, as well as the supplemental risk factors and other information the Company has or may file with the SEC, including those disclosed under Item 8.01 of the Current Report on Form 8-K filed by the Company with the SEC on July 30, 2025. Readers are cautioned not to place undue reliance on these statements. Readers are encouraged to read the Company’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties.  The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update any forward-looking statements except as required by law. The Company’s business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Media Contact:

Prosek Partners
pro-ETH@prosek.com

Investor Contact:

Prosek Partners
ETHZ-IR@prosek.com

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